FILED PURSUANT TO
RULE 424(B)(3)
FILE NO: 333-108780
HINES REAL ESTATE INVESTMENT TRUST, INC.
SUPPLEMENT NO. 29 DATED NOVEMBER 30, 2005
TO THE PROSPECTUS DATED JUNE 18, 2004
     This prospectus supplement (this “Supplement”) is part of, and should be read in conjunction with, the prospectus of Hines Real Estate Investment Trust, Inc. dated June 18, 2004 (the “Prospectus”), Supplement No. 12 to the Prospectus, dated April 22, 2005, Supplement No. 14 to the Prospectus, dated May 19, 2005, Supplement No. 20 to the Prospectus, dated August 22, 2005, Supplement No. 21 to the Prospectus, dated August 29, 2005, Supplement No. 22 to the Prospectus, dated September 15, 2005, Supplement No. 23 to the Prospectus, dated October 3, 2005, Supplement No. 24 to the Prospectus, dated October 12, 2005, Supplement No. 25 to the Prospectus, dated October 31, 2005, Supplement No. 26 to the Prospectus, dated November 7, 2005 and Supplement No. 27 to the Prospectus, dated November 18, 2005. Supplement No. 28 to the Prospectus, dated November 22, 2005, supersedes and replaces Supplement No. 21 through Supplement No. 27 and was filed with the Securities and Exchange Commission (the “SEC”) as part of a post-effective amendment to our registration statement that has not yet been declared effective. When such post-effective amendment is declared effective by the SEC, this Supplement will be delivered with the Prospectus, Supplement No. 12, Supplement No. 14, Supplement No. 20 and Supplement No. 28, and should be read in conjunction therewith. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as set forth in the Prospectus.
     The purposes of this Supplement are as follows:
•	to provide an update on the status of our public offering; and

•	to provide information regarding the dividends recently declared by our board of directors for the month of December 2005.
Status of the Offering
     As of November 28, 2005, we had received gross offering proceeds of approximately $204.1 million from the sale of 20,616,007 of our common shares, including approximately $2.1 million of gross proceeds related to the sale of 222,842 common shares pursuant to our dividend reinvestment plan. As of November 28, 2005, 179,606,835 common shares remained available for sale to the public pursuant to the offering, exclusive of 19,777,158 common shares available under our dividend reinvestment plan.
Dividends Declared by Hines REIT’s Board of Directors
     On November 30, 2005, our board of directors declared dividends for the month of December 2005. The declared dividends will be calculated based on shareholders of record each day during such month and will equal a daily amount that, if paid each day for a 365-day period, would equal a 6.0% annualized rate based on a share price of $10.00. These dividends will be aggregated and paid in cash in January 2006.